Exhibit 99.1

Prospect Global Completes Senior Debt Amendment

Pre-Feasibility Study on track for July Delivery

DENVER, CO, June 26, 2013 — /PRNewswire/ — Prospect Global Resources Inc. (NASDAQ: PGRX) announced today the amendment of its senior secured debt with the Karlsson Group.

Key highlights include:

•                  Removal of all interim financing milestones

•                  Removal of interim principal payment of $30 million due January 2015; full debt maturity on July 2015;

•                  Required interim development milestones to ensure the continued development of Prospect Global’s Holbrook Basin potash project

•                  Issuance of five year warrants to purchase 3 million shares of common stock at $0.12 per share

“This amendment will provide us with more flexibility in capital raising by eliminating the interim financing milestones.” said Damon Barber, PGRX CEO.  As previously announced, Prospect Global expects to release the results of its Pre-Feasibility Study in July 2013.

About Prospect Global Resources Inc.

Prospect Global Resources Inc. is a Denver-based company engaged in the exploration and development of a potash mine located in the Holbrook Basin of eastern Arizona. Prospect Global’s stock is traded on the NASDAQ Capital Market under the ticker symbol PGRX.

Regarding Forward-Looking Statements

With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include development of Prospect Global’s potash resources and potash mining facility and the senior debt amendments.  Factors that could cause actual results to differ materially from projections or estimates include, among others, potash prices, economic and market conditions, and the additional risks described in Prospect Global’s filings with the SEC, including Prospect Global’s Annual Report on Form 10-K for the year ended March 31, 2012 and its Prospectus Supplement dated June 21, 2013. Most of these factors are beyond Prospect Global’s ability to predict or control. The forward-looking statements are made as of the date hereof and, except as required under applicable securities legislation, Prospect Global does not assume any obligation to update any forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements.

Additional details about Prospect Global Resources Inc. can be viewed at the Company’s website, www.prospectgri.com.

For further information, please contact:

Gregory Dangler Interim CFO

+1 (303) 990-8444